AMENDED AND RESTATED

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
Pricing Supplement No. 6a  Dated October 25, 2002      Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated June 28, 2000 and                 File No.: 333-38756
Prospectus Supplement dated October 26, 2000)
This Amended and Restated Pricing Supplement No. 6a supercedes and replaces in its entirety Pricing Supplement No. 6 filed on October 22, 2002.
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                             BANK ONE CORPORATION
                          MEDIUM-TERM NOTES, SERIES C

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
Date of Issue: October 30, 2002   [ ] Fixed Rate       [ ] Commercial Paper Rate Note     [ ] LIBOR Reuters
               -----------------  [X] Senior           [ ] Federal Funds Rate Note        [X] LIBOR Telerate
Maturity Date: October 31, 2005   [ ] Subordinated     [ ] CD Rate Note                   [ ] Prime Rate Note
               -----------------  [ ] CMT Rate Note    [ ] LIBOR Note                     [ ] Treasury Rate Note
                                                                                          [ ] Other
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CUSIP: 06422NGP5
       -------------------

Principal Amount: $90,000,000.00
                  -------------------------

Issue Price (As a Percentage of Principal Amount): 100%
                                                   ------------------

Interest Rate/Initial Interest Rate: Not Available
                                     ------------------------

Interest Payment Dates: 30th of January, April, July, October
                        -------------------------------------------------------

Interest Reset Dates: 30th of January, April, July, October
                      -------------------------------------------------------

Index Maturity: 90 days
                -----------------------------------------------------------

Designated CMT Maturity Index:
                               -------------------------------

Designated CMT Telerate Page:
                              -------------------------------

Spread: +20 Basis Points
        --------------------------

Spread Multiplier: None
                   --------------

Minimum Interest Rate: None
                       --------------

Maximum Interest Rate: None
                       --------------

Interest Payment Period: October 30, 2002 to January 30, 2003 and quarterly
                         ------------------------------------------------------
                         thereafter, up to but excluding the interest payment
                         ----------------------------------------------------
                         date
                         ----

Interest Rate Reset Period: October 30, 2002 to January 30, 2003 and quarterly
                            --------------------------------------------------
                            thereafter, up to but excluding the interest payment
                            ------------------------------------------------
                            date
                            ----

Redemption Date(s) or Period: None
                              --------------

Optional Repayment Date(s): None
                            --------------

Calculation Agent (If Applicable): Bank One, NA
                                   ----------------------

Additional Terms:

The Agents listed below, each as a principal, have severally, and not jointly, agreed to underwrite the principal amount of Notes set forth opposite its name:


Agent                              Principal Amount
-----                              ----------------
Bank One Capital Markets, Inc.     $86,000,000

Loop Capital Markets, L.L.C.       $ 2,000,000

Sandler O'Neill & Partners, L.P.   $ 2,000,000

Commission or Discount:       $53,054.50

The Agents have advised BANK ONE CORPORATION that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial offering period, the Issue Price may be changed.

The Agents expect that the Notes will be ready for delivery in book-entry form only through the Depository Trust Company on or about October 30, 2002.

This Pricing Supplement may be used by Banc One Capital Markets, Inc. ("BOCM"), a wholly owned subsidiary of the issuer, in connection with offer and sales related to secondary market transactions in the Notes. BOCM may act as principal or agent in such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale.

On June 15, 2002, Arthur Andersen LLP ("Arthur Andersen"), Bank One Corporation's former independent public accountants, was convicted of federal obstruction of justice. Bank One decided to no longer engage Arthur Andersen as its principal accountants in 2001 and selected KPMG LLP to serve as its independent public accountants for fiscal 2001. Arthur Andersen audited Bank One's financial statements for the fiscal year ended December 31, 1999 and December 31, 2000. As a result, you may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in those financial statements, particularly in the event that Arthur Andersen ceases to exist or becomes insolvent as a result of the conviction or other proceedings against it.